Exhibit 99.1

www.mscibarra.com

MSCI Inc. files S-1 for Secondary Sale of its Common Stock

New York – April 11, 2008 – MSCI Inc. (NYSE:MXB) announced today that it has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 relating to the sale by Morgan Stanley and Capital Group International, Inc. of up to 30,861,235 shares of MSCI class A common stock, par value $0.01 per share.

This announcement is neither an offer to sell nor a solicitation of an offer to buy shares of class A common stock.  Any offering of these securities will be made only by means of a prospectus and a related prospectus supplement.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

MSCI Inc. Contact:

MSCI Inc. Investor Relations	+ 1.866.447.7874